As filed with the Securities & Exchange Commission on March 28, 2006

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Rockwell Collins, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	52-2314475
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

400 Collins Road NE, Cedar Rapids, Iowa	52498
(Address of Principal Executive Offices)	(Zip Code)

Rockwell Collins, Inc. 2006 Long-Term Incentives Plan

(Full Title of the Plan)

GARY R. CHADICK, ESQ.

Senior Vice President, General Counsel and Secretary

Rockwell Collins, Inc.

400 Collins Road NE Cedar Rapids, Iowa 52498

(Name and Address of Agent for Service)

(319) 295-1000

(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

PETER R. KOLYER, ESQ.

Chadbourne & Parke LLP

30 Rockefeller Plaza

New York, New York 10112

(212) 408-5100

Calculation of Registration Fee

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $.01 per share (including the associated Preferred Share Purchase Rights)	11,000,000 shares	$54.59	$600,490,000	$64,252
(1)	The shares of Common Stock set forth in the Calculation of Registration Fee table and which may be offered pursuant to this Registration Statement include, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), such additional number of shares of the Registrant’s Common Stock as may be offered or issued as a result of any stock splits, stock dividends or similar transactions.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based on the average of the high and low per share market price of the Registrant’s Common Stock for New York Stock Exchange-Composite Transactions on March 24, 2006.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made a part hereof:

(a)	Annual Report on Form 10-K of Rockwell Collins, Inc. (the “Company”) for the year ended September 30, 2005;

(b)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act), since September 30, 2005; and

(c)	The description of the Company’s Common Stock contained in Item 11 of the Company’s Registration Statement on Form 10, as amended (File No. 001-16445), filed with the Commission pursuant to Section 12(b) of the Exchange Act.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

This item is not applicable.

Item 5. Interests of Named Experts and Counsel.

Gary R. Chadick, Esq., who has given his opinion about certain legal matters affecting the shares of the Company’s Common Stock covered by this Registration Statement, is Senior Vice President, General Counsel and Secretary of the Company.

Item 6. Indemnification of Directors and Officers.

The Delaware General Corporation Law permits Delaware corporations to eliminate or limit the monetary liability of directors for breach of their fiduciary duty of care, subject to limitations. The Company’s restated certificate of incorporation provides that the Company’s directors are not liable to the Company or the shareowners for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or the shareowners, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent violation of the laws governing the payment of dividends or the purchase or redemption of stock, or (iv) for any transaction from which a director derived an improper personal benefit.

The Delaware General Corporation Law provides for indemnification of directors, officers, employees and agents subject to limitations. The Company’s amended by-laws and the appendix thereto provide for the indemnification of directors, officers, employees and agents to the extent permitted by Delaware law. The Company’s directors and officers also are insured against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

In addition, the Company and certain other persons may be entitled under agreements entered into with agents or underwriters to indemnification by such agents or contribution with respect to payments which the Company or such persons may be required to make in respect thereof.

Item 7. Exemption from Registration Claimed.

This item is not applicable.

Item 8. Exhibits.

3-a-1	Restated Certificate of Incorporation of the Company, as amended, filed as Exhibit 3-a-1 to the Company’s Annual Report on Form 10-K for the year ended September 30, 2001, is incorporated herein by reference.

3-a-2	Certificate of Merger effecting name change of the Company from “New Rockwell Collins, Inc.” to “Rockwell Collins, Inc.” filed as Exhibit 3-a-2 to the Company’s Annual Report on Form 10-K for the year ended September 30, 2001, is incorporated herein by reference.

3-b-1	Amended By-Laws of the Company, filed as Exhibit 3-b-1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, is incorporated herein by reference.

4-a-1	Rights Agreement dated as of June 28, 2001 by and between the Company and Mellon Investor Services LLC, as Rights Agent, filed as Exhibit 4.1 to the Company’s current report on Form 8-K dated July 11, 2001, is incorporated herein by reference.

5	Opinion of Gary R. Chadick, Esq., Senior Vice President, General Counsel and Secretary of the Company, as to the legality of any newly issued shares of Common Stock covered by this Registration Statement.

10-u-1	The Company’s 2006 Long-Term Incentives Plan filed as Appendix B to the Company’s Proxy Statement dated December 12, 2005, is incorporated herein by reference.

10-u-2	Form of Restricted Stock Unit Award Agreement under the Company’s 2006 Long-Term Incentives Plan filed as Exhibit 10.1 to the Company’s current report on Form 8-K dated February 7, 2006 is incorporated herein by reference.

10-u-3	Form of Three-Year Performance Awards Agreement for Persons With a Change of Control Agreement under the Company’s 2006 Long-Term Incentives Plan.

10-u-4	Form of Three-Year Performance Awards Agreement for Persons Not With a Change of Control Agreement under the Company’s 2006 Long-Term Incentives Plan.

10-u-5	Forms of Stock Option Agreements under the Company’s 2006 Long-Term Incentives Plan.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2	Consent of Gary R. Chadick, Esq., contained in his opinion filed as Exhibit 5 to this Registration Statement.

23.3	Consent of Chadbourne & Parke LLP.

24	Powers of Attorney authorizing certain persons to sign this Registration Statement on behalf of certain directors of the Company.

Item 9. Undertakings.

A. The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cedar Rapids, State of Iowa, on the 28th day of March, 2006.

ROCKWELL COLLINS, INC.

By	/s/ GARY R. CHADICK
(Gary R. Chadick, Senior Vice President, General Counsel and Secretary)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 28th day of March, 2006 by the following persons in the capacities indicated:

Signature	Title
/S/ CLAYTON M. JONES Clayton M. Jones	Chairman of the Board, President and Chief Executive Officer (principal executive officer) and Director

DONALD R. BEALL*	Director

ANTHONY J. CARBONE*	Director

Michael P.C. Carns*	Director

CHRIS A. DAVIS*	Director

RICHARD J. FERRIS*	Director

CHERYL L. SHAVERS*	Director

JOSEPH F. TOOT, JR.*	Director

/S/ PATRICK E. ALLEN Patrick E. Allen	Senior Vice President and Chief Financial Officer (principal financial officer)

/S/ DAVID H. BREHM David H. Brehm	Vice President, Finance and Controller (principal accounting officer)

*By	/s/ GARY R. CHADICK
(Gary R. Chadick, Attorney-in-fact)**

**By authority of the powers of attorney filed as Exhibit 24 to this Registration Statement.

EXHIBIT INDEX

5	Opinion of Gary R. Chadick, Esq., Senior Vice President, General Counsel and Secretary of the Company, as to the legality of any newly issued shares of Common Stock covered by this Registration Statement.

10-u-3	Form of Three-Year Performance Awards Agreement for Persons With a Change of Control Agreement under the Company’s 2006 Long-Term Incentives Plan.

10-u-4	Form of Three-Year Performance Awards Agreement for Persons Not With a Change of Control Agreement under the Company’s 2006 Long-Term Incentives Plan.

10-u-5	Forms of Stock Option Agreements under the Company’s 2006 Long-Term Incentives Plan.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2	Consent of Gary R. Chadick, Esq., contained in his opinion filed as Exhibit 5 to this Registration Statement.

23.3	Consent of Chadbourne & Parke LLP.

24	Powers of Attorney authorizing certain persons to sign this Registration Statement on behalf of certain directors of the Company.